Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Stock Option and Incentive Plan and 2020 Employee Stock Purchase Plan of Relay Therapeutics, Inc. of our reports dated February 23, 2023, with respect to the consolidated financial statements of Relay Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Relay Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 23, 2023